Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-3 of information from our firm’s reserves report dated January 31, 2013, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California and Florida as of December 31, 2012, and our firm’s reserves report dated February 1, 2013, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in Wyoming as of December 31, 2012, which information has been included or incorporated by reference in this Registration Statement on Form S-3 in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby consent to the reference to our firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr. P.E.
Senior Vice President

Houston, Texas

January 6, 2014